EXHIBIT 99.1

Dime Community Bancshares Inc. Appoints
Judith H. Germano to its Board of Directors

HAUPPAUGE, N.Y., September 28, 2023 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc.  (NASDAQ: DCOM)  (the  “Company” or  “Dime”),  the  parent  company  of  Dime  Community Bank  (the  “Bank”)  announced  the appointment of Judith H. Germano to the Board of Directors effective as of September 28, 2023. Ms. Germano will fill the position vacated by the retirement of Marcia Z. Hefter.

Kenneth J. Mahon, Executive Chairman of Dime, said “Judith has extensive and valuable experience in cybersecurity, data privacy, compliance and risk management. Given her skill set and experience, we are excited to have her join our Board.”

Ms. Germano is Founder and Lead Counsel at GermanoLaw LLC, a boutique law firm she founded in 2013. Ms. Germano is a Distinguished Fellow at New York University (NYU)’s Center for Cybersecurity, an Adjunct Professor of Law at NYU School of Law, and an Adjunct Professor at NYU Stern School of Business. Ms. Germano specializes in cybersecurity and privacy, financial regulation and compliance, and risk management and strategy. Ms. Germano served for 11 years as a federal prosecutor with the U.S. Department of Justice, including as Chief of Economic Crimes at the U.S. Attorney’s Office for the District of New Jersey, where she handled complex financial fraud and cybercrime matters; she also served on the U.S. President’s Financial Fraud Enforcement Task Force following the 2008 Financial Crisis. Ms. Germano previously worked at the global law firm Shearman & Sterling, and as a law clerk to federal judges on the U.S. Court of Appeals for the Second Circuit, and U.S. District Court for the District of Connecticut. She founded and chairs WomenLeadersinCybersecurity.org, and has led the NYU Cybersecurity Leaders Roundtable series since 2013. She sits on the Advisory Boards of the Advanced Cybersecurity Center and the Volatility and Risk Institute; and is an Expert Industry Advisor at TruePic, Inc. Ms. Germano holds a B.S. degree from Cornell University and a J.D., cum laude, from St. John’s University School of Law.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $13.8 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

(1) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.